SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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CENTER BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

COMMITTEE TO PRESERVE SHAREHOLDER VALUE
Seidman and Associates, LLC
Seidman Investment Partnership, LP
Seidman Investment Partnership II, LP
Broad Park Investors, LLC
Berggruen Holdings North America Ltd.
Chewy Gooey Cookies, L.P.
LSBK06-08, L.L.C.
Harold Schechter
Raymond Vanaria
Lawrence Seidman

(Name of Person (s) filing Proxy Statement, if other than the Registrant)

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CENTER BANCORP, INC.
________________

ANNUAL MEETING OF SHAREHOLDERS
 May 15, 2007
___________________

PROXY STATEMENT OF THE CENTER BANCORP, INC.
COMMITTEE TO PRESERVE SHAREHOLDER VALUE (THE "COMMITTEE")
[OPPOSES THE BOARD OF DIRECTORS OF CENTER BANCORP, INC.]

This Proxy Statement and WHITE proxy card are being furnished to holders of the common stock (the "Shareholders"),(the "Common Stock") of Center Bancorp, Inc. (the "Company") a New Jersey Corporation, in connection with the solicitation of proxies (the "Proxy Solicitation") by the Center Bancorp, Inc. Committee to Preserve Shareholder Value (the "Committee"). The Annual Meeting of Shareholders is to be held on May 15, 2007 at the Suburban Golf Club, 1730 Morris Avenue, Union, New Jersey, at 10:00 a.m.(the "Annual Meeting"). Shareholders who own the Common Stock on April 2, 2007 will be entitled to vote ("Annual Meeting Record Date"). The Company's principal executive offices are located at 2455 Morris Avenue, Union, NJ 07083.

At the Annual Meeting, the Company will be seeking (i) the election of four Directors for a term of three years or until a successor has been elected and qualified and (ii)to transact such other business as may properly come before the Annual Meeting. There are presently fourteen members of the Board of Directors.

The Committee members own approximately 1,294,240 shares, which represents 9.76% of the Company's outstanding Common Stock [13,248,406] as of March 21, 2007, based upon the Company's Preliminary Proxy Statement dated March 21, 2007.  The Committee will amend, if required, its share ownership percentage in a subsequent letter to shareholders after the Company announces in its definitive proxy material the number of shares outstanding on the Record Date. The Committee is soliciting the votes of other Shareholders to elect three (3) Directors for a three year term at this year's Annual Meeting in opposition to the four (4) directors nominated for election by the Company. The Committee is soliciting your proxy in support of the election of Harold Schechter (Schechter), Raymond Vanaria (Vanaria) and Lawrence Seidman (Seidman)(the "Committee Nominees") to the Company's Board of Directors.

The Committee consists of the Committee Nominees, Seidman and Associates, L.L.C.("SAL"), a New Jersey Limited Liability Company; Seidman Investment Partnership, L.P.; ("SIP"), a New Jersey Limited Partnership; Seidman Investment Partnership II, L.P.("SIP II"), a New Jersey Limited Partnership; Broad Park Investors, L.L.C. (“Broad Park”), a New Jersey Limited Liability Company; Berggruen Holdings North America Ltd. (“Berggruen”), an International Business Company; Chewy Gooey Cookies, L.P. (“Chewy”), a Delaware Limited Partnership; LSBK06-08, L.L.C. (“LSBK”), a New Jersey Limited Liability Company; Schechter, Vanaria and Seidman. This Proxy Statement and WHITE proxy card are being first mailed or furnished to Shareholders on or about April 5, 2007.

The Committee's goal is to preserve shareholder value and it is the opinion of the Committee that one of the best ways to accomplish this goal is through the representation of a significant shareholder on the Board of Directors. Mr. Seidman requested that the Board be expanded by one (1) and that he be added to the Board. (See “Background” section below.) This would have avoided the need for a time consuming and expensive proxy contest. The Company refused this request. Through representation on the Board of Directors, the Committee's Nominees will attempt to persuade the Board of Directors to: (i) accelerate the repurchase of stock pursuant to the Company’s present authorized share repurchase program; and (ii) retain an investment banker to determine the value of the Company in a sale versus remaining independent. To accomplish the Committee’s goals, the Committee Nominees, if elected, will need the cooperation of five of the other Directors.

Remember, your last dated proxy is the only one that counts, so return the WHITE card even if you delivered a prior proxy. We urge you not to return any proxy card sent to you by the Company.

Your vote is important, no matter how many or how few shares you hold. If your shares are held in the name of a brokerage firm, bank, or nominee, only they can vote your shares, and only upon receipt of your specific instructions. Accordingly, please return the WHITE proxy card in the envelope provided by your Bank or Broker or contact the person responsible for your account and give instructions for such shares to be voted for the Committee Nominees. Every Shareholder should be aware that if his shares are held through a bank, brokerage firm, or other nominee, they will not be able  to change their vote at the Annual Meeting, unless they obtain a legal proxy from the bank, brokerage firm, or other nominee. Since this is a contested election for directors, there should not be any broker non-votes, which means that brokers cannot vote on a client’s behalf without instructions, so every shareholder should provide these instructions to their broker. Broker non-votes occur when a bank or brokerage firm holding shares on behalf of a shareholder does not receive voting instructions from the shareholder by a specified date before the Annual Meeting and the bank or brokerage firm is not permitted to vote those undirected shares on specified matters under applicable stock exchange rules. Thus, if you do not give your broker specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval.

Please refer to the Company’s proxy statement for a full description of management’s proposals, the securities ownership of the Company, the share vote required to ratify each proposal, information about the Company’s Officers and Directors, including compensation, and the date by which Shareholders must submit proposals for inclusion at the next Annual Meeting.

If your shares are registered in more than one name, the WHITE proxy card should be signed by all such persons to ensure that all shares are voted for the Committee's Nominees.

Holders of record of shares of Common Stock on the Annual Meeting Record Date are urged to submit a proxy, even if such shares have been sold after that date. The number of shares of Common Stock outstanding as of the Annual Meeting Record Date is disclosed in the Company's proxy statement. Each share of Common Stock is entitled to one vote at the Annual Meeting.

If you have any questions or need assistance in voting your shares, please call:

D. F. King & Co.
Attn: Richard Grubaugh
48 Wall Street
New York, New York 10005
(Call Toll Free (800)735-3591)

BACKGROUND

On June 29, 2006, Mr. Seidman and certain members of the Committee filed a Schedule 13D disclosing ownership of 7.57% of the Company’s outstanding shares. In addition, Peter R. Bray, a shareholder of the Company and Mr. Seidman’s attorney, sent a letter dated June 27, 2006 nominating Seidman, Vanaria, and Schechter for election to the Company’s Board of Directors at the Company’s next annual meeting. Shortly thereafter, Mr. Seidman had a phone conversation with John J. Davis (“Davis”), the President and Chief Executive Officer of the Company and its primary banking subsidiary. Mr. Seidman requested a meeting with Mr. Davis and any other directors Mr. Davis thought appropriate.

On August 1, 2006, Mr. Seidman and his counsel met with Mr. Davis and the Company’s counsel. At the meeting, Mr. Seidman requested the board be expanded by one and that he be placed on the board. Mr. Seidman also discussed, that in his opinion, the financial performance of the Company was not satisfactory. There was also a very general discussion concerning ways to improve financial performance by expense control, better asset allocation between loans and securities, and accretive acquisitions.

On September 27, 2006, Mr. Seidman sent a letter to Mr. Davis in response to the Company’s September 21, 2006 press release. Mr. Seidman was critical of the two balance sheet restructurings done by the Company, which resulted in the Company incurring a loss. Mr. Seidman also took issue with the Company’s statement that his addition to the board would have a “disruptive effect.” Mr. Seidman had previously offered to provide names and phone numbers of Board Chairmen and other directors of financial institutions of which he served on the board so the Company could conduct proper due diligence. Mr. Seidman noted that based on information he had, the Board had not contacted a single person at any of these financial institutions. Mr. Seidman requested Mr. Davis not be re-elected to the Board and be terminated as President and Chief Executive Officer of the Company and its primary banking subsidiary.

On November 2, 2006, Mr. Seidman wrote Mr. Davis complaining about the Company’s poor earning performance. On December 7, 2006, Messrs Seidman, Vanaria, and Schechter met with, and were interviewed separately by, the Company’s Nominating Committee. At this meeting, Messrs Seidman, Vanaria, and Schechter provided the Nominating Committee with their business and professional backgrounds and answered any questions posed by the Nominating Committee and the Company’s counsel.

On January 30, 2007, Mr. Seidman sent a letter to John J. Davis stating that the fourth quarter 2006 earnings were “pathetic.”

On January 30, 2007, the Company issued a press release announcing that the Board of Directors nominated Brenda Curtis, Donald Kein, Norman F. Schroeder, and Mr. Davis, all present members of the Board, for re-election to the Board at the 2007 Annual Meeting, and rejected the nominations of Messrs Seidman, Schechter and Vanaria. By letter dated January 31, 2007, Mr. Seidman requested the Company provide the most current shareholder lists; including the NOBO/CEDE/Philadep list. After requesting Mr. Seidman sign a confidentiality agreement, which he did, the Company provided certain shareholder lists to Mr. Seidman.

On March 20, 2007, Mr. Seidman sent Mr. Davis a letter commenting upon the Company's 10% staff reduction and requesting disclosure as to whether senior management, including Mr. Davis, are - or will be - reducing their salaries to share the pain since the overstaffing occurred on their watch.  Mr. Seidman stated that if disclosure was not made immediately about salary reductions for the senior team, he will assume none has been, or will be, instituted.

THE COMMITTEE'S GOAL:
OUR GOAL IS TO MAXIMIZE THE VALUE
OF THE COMPANY'S STOCK FOR ALL
SHAREHOLDERS

The Committee believes its fellow Shareholders have the same goal: to maximize the value of the Company's stock they purchased. The Committee believes that the Company should immediately retain an investment banker to analyze the Company's value in a sale versus remaining independent to assist the Company's Board in reaching an informed decision on how to maximize shareholder value. An investment banking firm would be able to provide the Board with invaluable statistical and market data that the Company could not obtain on its own. This information should assist the Board in making an informed financial decision. In addition, the investment banker would also be asked to evaluate whether the Company can make in-market acquisitions that are accretive (acquisitions that will add to the earnings per share of the Company within one year) and hopefully suggest ways to improve the Company’s efficiency ratio. The Committee does not know whether or not the Company has already engaged an investment banker or financial advisor to conduct the type of work referred to herein.

The Committee members or their affiliates will not engage in any transaction with the Company if its Nominees are elected. In addition, the Committee members will not have an interest in a business combination or transaction other than as a shareholder if its Nominees are elected. In addition, the Committee members have not had any preliminary merger discussions with any acquirer and/or acquiree. The only way the Committee can be assured that its proposals receive appropriate consideration is through Board representation. The Committee has urged management to pursue acquisition/merger discussions with potentially interested banks so the Company could properly compare the economic benefits of an acquisition of other financial institutions to a sale of the Company.

No guarantee, or assurance, can be given that the Committee's proposals would result in a maximization of shareholder value. It is simply, and solely, the Committee's opinion that these proposals are likely to produce positive results for all Shareholders.

FOURTH QUARTER 2005
AND FIRST QUARTER 2006
BALANCE SHEET RESTRUCTURING

The Board has restructured the Company’s balance sheet twice, in the fourth quarter of 2005 and first quarter of 2006. The first restructuring reduced the fourth quarter financial results. (SEE PAGE 1 OF COMPANY PRESS RELEASE DATED DECEMBER 19, 2005.)

In the Company’s March 27, 2006 press release on page 1, the Company announced the second balance sheet restructuring. The restructuring resulted in an after-tax charge of approximately $2.4 million, which resulted in the Company recording a loss for the first quarter of 2006. The Company stated that it “expects that its net interest margin will improve by approximately 30 basis points as a result of these actions, and for the year, earnings per share will improve between $0.03 and $0.06.”

The Company was wrong on both points. The net interest margin for calendar year 2006 was 14 basis points lower than calendar year 2005(289 basis points to 275 basis points) and the earnings per share was $0.34 lower in calendar 2006 than 2005 ($0.63 to $0.29.)

COMPANY’S SHARE
REPURCHASE PROGRAM

In the Company’s March 27, 2006 press release on page 1, it announced that the Board approved an increase to its share repurchase program. The total buyback authorization equaled 671,802 shares. The Company only repurchased 269,578 shares in calendar 2006, but did not repurchase any shares in the fourth quarter of 2006, as shown on the below schedule.

Shares Repurchased 2006

Company Name	Q1-Mar	Q2-Jun	Q3-Sep	Q4-Dec
Center Bancorp, Inc.	0	208,304	61,274	0

Source: SNL Financial LC*

*Mr. Seidman has the consent of SNL Financial LC to use the data contained herein.

The Committee Nominees would attempt to persuade the Company to accelerate the purchase of stock pursuant to the above authorized share repurchase plan. To accomplish this goal, the Committee Nominees, if elected, will need the cooperation of five of the other Directors.

COMPANY’S POOR
EFFICIENCY RATIO

The Company stated in the December 19, 2005 press release (paragraph 4, page 1), “that it would be taking separate action to improve efficiency and restrain the growth of operating overhead” and that, “[t]he Board of Directors and management team recognize the need to improve operating efficiency in light of declining margins.”

The Company, in its March 27, 2006 press release on page 1, announced that it had completed its efficiency review and would be moving forward to improve its efficiency with initiatives in the second quarter of 2006. If any of the initiatives were actually implemented, it is not clear from the financial results. In the fourth quarter of 2006, noninterest expenses were $890,000 higher than in the second quarter, while operating revenue was $596,000 lower. As the below schedule demonstrates, the Company’s efficiency ratio has not improved.

CNBC’s Efficiency Ratio
First Quarter 2006	79.65
Second Quarter 2006	75.16
Third Quarter 2006	77.90
Fourth Quarter 2006	94.05

  Source: SNL Financial LC

THE COMPANY’S TOTAL RETURN
COMPARED TO THE SNL
BANK $1B TO $5B INDEX

On June 29, 2006, Mr. Seidman caused a Schedule 13D to be filed disclosing ownership of more than 5% of the Company’s outstanding shares. The schedule set forth below illustrates the Company’s total return for the indicated periods. Total return is defined as the percentage change in the company’s common stock over the selected period with all dividends being reinvested on the ex-dividend date.

Total return ending Dec. 31, 2006

	1 Year	3 Year	5 Year
CNBC	48.38%	-5.21%	119.63%
SNL Micro Cap Bank Index[1]	12.00%	43.82%	156.71%

Total return from June 30, 2006 to Dec. 31, 2006

CNBC	10.57%
SNL Micro Cap Bank Index[1]	5.06%

         Source: SNL Financial LC
[1] Includes all publicly-traded banks with market caps less than $250 million.

As the above schedule demonstrates, the Company’s three year and five year total return performance is clearly inferior to the SNL Index.

THE COMPANY’S RETURN ON AVERAGE
ASSETS AND RETURN ON AVERAGE EQUITY

To examine the relative financial performance of the Company, Mr. Seidman constructed a peer group of publicly traded commercial banks based on size and location. Since the Company had $1.05 billion in total assets at the end of 2006, the asset range of the peers was $250 million below and above that point. As for the location, Mr. Seidman chose the Mid-Atlantic region. This query resulted in 17 companies1. The peer group median for return on average assets for 2006 was 0.99%, compared to just 0.37% for the Company. The peers had a median return on average tangible equity of 12.07% for 2006, versus 5.02% for the Company. In Mr. Seidman’s opinion, no comparison involving earnings would be favorable to the Company. With respect to credit quality the Company would be compared favorably to its peers. Return on average assets is calculated as net income as a percentage of average assets. This ratio measures how effectively a company manages the overall size of its balance sheet. Return on average tangible equity is calculated as net income, adjusted for tax-effected amortization of intangibles, as a percentage of average tangible equity. This ratio measures how effectively a company manages its capital.

1Peers are ACNB, ALNC, ASRV, BERK, BMTC, CNND, CZNC, FCEC, FLIC, FLPB, FNCB, FRBK, GFLS, PGC, SHBI, SMBT and TBBK.
Source: SNL Financial LC

THE COMPANY’S LAST TWO
YEARS OPERATING INCOME

Reviewing the Company’s operating income for the last two years clearly demonstrates the need for improvement.

During the four quarters of 2005, net income before taxes less gain on sale of securities (operating income) ranged from $1.9 million to $2.3 million. During the first three quarters of 2006, operating income was between $1.0 million and $1.3 million. In the fourth quarter of 2006, operating earnings equaled -$205,000 (net income before taxes of $596,000 less securities gains of $801,000.) Therefore, operating income is going in the wrong direction and is now negative.
Source: SNL Financial LC

THE COMPANY’S EARNINGS
PER SHARE HISTORY

A review of the Company’s per share earnings from calendar year 1999 to calendar year 2006, as shown in the following chart, again reinforces the need for improvement.

Earnings Per Share

YEAR	Q1-Mar	Q2-Jun	Q3-Sep	Q4-Dec	Total
2006	-.08	.10	.10	.17	.29
2005	.17	.18	.15	.14	.63
2004	.18	.19	.21	.20	.78
2003	.18	.16	.16	.18	.68
2002	.22	.23	.23	.19	.86
2001	.15	.15	.16	.19	.65
2000	.13	.13	.13	.14	.54
1999	.12	.12	.12	.12	.50

  Source: SNL Financial LC

THE BOARD OF DIRECTORS
SHOULD BE DE-CLASSIFIED

If the Committee Nominees are elected they will propose an amendment to the Company’s By-Laws to de-classify the Board so that all the directors will stand for election each year. Presently the Board is split into three classes with approximately one-third (1/3) of the Board standing for election each year. A classified board can prevent shareowners from mounting a successful opposition to the entire board, because only one-third of the directors are up for election in any given year.  By way of contrast, a declassified board would stand for election in its entirety, every year.  If the Board is de-classified, this would permit a third party to seize control of the Board (subject to regulatory approval) in a single election, in contrast to a staggered Board which would require two separate elections to gain a majority of the Board, and three elections to remove the entire Board.

The Committee Nominees will need the support of five additional Board members to gain Board approval for its amendment to de-classify the Board. Shareholder approval is not required to amend the Company’s By-laws.

THEREFORE A VOTE FOR THE COMMITTEE NOMINEES IS A VOTE TO
START THE PROCESS TO ACCELERATE THE SHARE REPURCHASE PROGRAM,
ATTEMPT TO DO AN ACCRETIVE ACQUISITION, AND IF NOT POSSIBLE,
SELL THE COMPANY FOR A PREMIUM PRICE, WHICH IS OPPOSED BY
THE PRESENT BOARD AND MANAGEMENT

Each Shareholder should be aware that the present election is only to elect four Directors to the Board of Directors of the Company (the Committee is running three nominees) and has nothing to do with the election of Directors for the Bank, the principal operating subsidiary of the Company. The present Directors of the Company, even if the Committee Nominees win this election, will still be able to appoint the Board of Directors of the Bank, including the Company Nominees, even if they lose the election.

The Committee Nominees, if elected, will (i) review in detail the Company’s business plan, (ii) discuss the Company’s business plan with the Company’s management, advisors, and the other directors and (iii) based upon their past business experience, make recommendations they believe will have the effect of increasing the Company’s net income, earnings per share, earning assets and deposits. There is no assurance that the Committee Nominees would have any suggestions that the Company had not already considered. Furthermore, there is no assurance that any suggestions made by the Committee Nominees would be approved by a majority of the Company’s Board.

The first thing the Committee Nominees would request is that the Company implement an aggressive stock repurchase program. Shortly after implementing the repurchase program, the Committee Nominees would attempt to persuade the Company to pursue an accretive acquisition. The Board of Directors of the Company would have to determine a satisfactory price, which could be either all cash or stock or a combination of cash and stock. (The Board would have to make the same determination with respect to the consideration to be received in connection with a sale of the Company.) To accomplish the Committee's goal, the Committee Nominees, if elected, will need the cooperation of five of the other Directors. Furthermore, the Committee Nominees' plans could change, subject to the fiduciary duty they will owe to all Shareholders, if elected.

On March 16, 2007, the Company announced a definitive merger agreement to acquire Beacon Trust Company ("Beacon"), a privately held limited purpose trust company with $1.3 billion in managed assets based in Madison, New Jersey, in consideration for approximately $5.6 million in cash and an additional $4.7 million in the Company's stock, for a total equity value of approximately $10.3 million.  The Company has not provided adequate financial information about Beacon for the Committee to make any determination as to the appropriateness of the transaction and the consideration paid by the Company.  Once the Company issues appropriate detailed financial information, the Committee will update its position.  A sale of the Company would be pursued only if the Committee Nominees did not feel that the earnings of the Company could be significantly increased or an accretive acquisition accomplished. The Committee’s plan is based solely on a review of the Company’s public filings. The plans could change after the Committee Nominees review the Company’s detailed business plan and non-public financial information.

Shareholders will not be afforded a separate opportunity to vote on the implementation of a stock repurchase program. A shareholder vote will be required to sell the Company, whether the consideration is cash or stock. A shareholder vote may not be required for an acquisition involving cash and/or stock unless it exceeds certain limitations.

MR. SEIDMAN'S PAST HISTORY WITH
CERTAIN FINANCIAL INSTITUTIONS

The following is Mr. Seidman’s history with respect to certain financial institutions. Shareholders should not imply a correlation between Mr. Seidman’s actions and the actions taken by the following financial institutions. It must be remembered, that with respect to the companies where Mr. Seidman, or his nominees, were on the board, they were a minority on the board. Where a company was sold after Mr. Seidman filed a Schedule 13D, and Mr. Seidman had no nominees on the Board, Mr. Seidman could not exert any influence on the board with respect to any decisions.

Seidman has been involved in proxy contests in connection with the following eleven separate companies since 1995: IBS Financial Corp. (“IBSF”), Wayne Bancorp, Inc. (“WYNE”), South Jersey Financial Corp., Inc. (“SJFC”), Citizens First Financial Corp. (“CFSB”), Yonkers Financial Corp. (“YFCB”), First Federal Savings and Loan Association of East Hartford (“FFES”), Vista Bancorp, Inc. (“Vista”), United National Bancorp (“UNBJ”), GA Financial, Inc. (“GAF”), Kankakee Bancorp, Inc. (“KNK”), and Yardville National Bancorp (“YANB”). He has sought to maximize shareholder value by either an accretive acquisition or sale of the respective companies. IBSF, WYNE, FFES, VBNJ, UNBJ, GAF, YFCB and SJFC were sold at significant premiums to their book value and earnings, as shown by the following chart:

	Buyer	Multiples [X] Book Value %	LTM EPS [X]	Director Nominees
WYNE	Valley National Bancorp	2.00	35.1	Seidman Nominee on Board
IBSF	Hudson United Bancorp	1.87	38.4	No Seidman director on Board
SJFC	Richmond Cty. Fin. Corp.	1.16	24.7	Seidman and Seidman nominee on Board
FFES	Connecticut Bancshares, Inc.	1.37	13.5	Seidman on Board by consent
VBNJ	United National Bancorp	2.52	19.6	No Seidman director on Board
UNBJ	PNC Fin. Svcs. Group, Inc.	2.37	21.9	No Seidman director on Board
GAF	First Commonwealth Financial	1.84	24.3	No Seidman director on Board
YFCB	Atlantic Bank of New York	1.52	16.2	No Seidman director on Board

    Source: SNL Financial LC

Seidman was not successful in his proxy contest with IBSF, CFSB, VBNJ, UNBJ, YFCB, KNK or YANB. Mr. Seidman is planning to conduct another proxy contest against YANB at YANB’s 2007 Annual Meeting. However, Seidman was successful in having CFSB conduct a Dutch Auction for 15% of its outstanding shares. Seidman had proposed this Dutch Auction and, in an agreement with CFSB, agreed to tender the shares he controlled into the auction and to execute a standstill agreement. CFSB’s counsel told Mr. Seidman that unless he was willing to tender his shares and enter into the Standstill Agreement, CFSB would not conduct the Dutch Auction. Thus, the Dutch Auction resulted in large measure from proposals made by, and actions undertaken, by Seidman. The Dutch Auction was for $16.00 per share and on the day before it was announced, the closing price for CFSB stock was $14.00. With respect to YFCB, Seidman continually pushed YFCB to sell. On November 14, 2001, YFCB announced a sale to Atlantic Bank of New York at $29.00 cash per share, based upon the above ratios.

The Board of Directors of FFES, CNY Financial Corp. (“CNYF”) and Ambanc Holding Co, Inc. (“AHCI”), each agreed voluntarily to increase by one (1) the size of the Board and Seidman was added to each respective Board. With respect to FFES, Seidman conducted a proxy contest to have the FFES Shareholders vote to rescind certain By-laws amendments. This proxy contest was successful. Thereafter, Seidman was added to the Board. CNYF was sold to Niagara Bancorp, Inc. at a premium price of 1.30 times book and 27.57 times its last twelve (12) month earnings. AHCI was sold to Hudson River Bancorp, Inc. at a premium price of 1.25 times book and 25.60 times its last twelve (12) months earnings.

In addition, Seidman filed a Schedule 13D disclosing a plan to maximize shareholder value through an accretive acquisition or sale of 1st Bergen Bancorp, Inc. ("FBER"), Eagle BancGroup, Inc. ("EGLB"), Jade Financial Corp. ("IGAF") and Alliance Bancorp of New England, Inc. ("ANE"). All four institutions were sold after the respective announcements. FBER was sold to Kearney Savings Bank for 1.78 times book value and 28.57 times earnings. EGLB was sold to First Busey Corporation ("FBC") for 1.41 times book value and 30.28 times earnings. IGAF was sold to PSB Bancorp, Inc. for 92% of book value and 26.06 times earnings. ANE was sold to New Alliance Bancshares, Inc. for 2.46 times book value and 19.39 times earnings. Except for IGAF, these companies were sold at a significant premium to book value and earnings and its prevailing stock price. Mr. Seidman does not believe that the filing of his Schedule 13Ds caused any company to effect the actions referred to herein.

In addition, Mr. Seidman filed a Schedule 13D disclosing a plan to maximize shareholder value through an accretive acquisition or sale of First Federal Bancshares, Inc. (“FFBI”) and Central Bancorp, Inc. (“CEBK”). FFBI conducted a Dutch Auction for approximately 30% of its outstanding shares at $33.50. Mr. Seidman tendered his shares into the Dutch Auction, selling a significant percentage of his position at a significant profit and therefore was no longer required to file a Schedule 13D. Mr. Seidman, after significant litigation with CEBK, sold his entire position through public market sales at an approximate break-even price. CEBK is still publicly traded today.

Mr. Seidman conducted a vote “No” campaign against SE Financial Corp. (“SEFL”). SEFL was seeking approval of the SE Financial Corp. 2005 Stock Option Plan and SE Financial Corp. 2005 Restricted Stock Plan. SEFL withdrew those matters from consideration the morning of the annual Shareholder meeting at which these matters were to be voted upon. SEFL is still a public company.

In addition, Mr. Seidman filed a Schedule 13D disclosing a plan to maximize shareholder value through an accretive acquisition or sale of Bridge Street Financial, Inc. (OCNB). Mr. Seidman requested representation on the board at OCNB’s September 21, 2005 Annual Meeting. Mr. Seidman’s representative was added to the Board. On April 24, 2006, Alliance Financial Corporation (ALNC) acquired OCNB for approximately $23.02 or 1.98 times book value and 44.28 times earnings.

In addition, Mr. Seidman filed a Schedule 13D disclosing a plan to maximize shareholder value through an accretive acquisition or sale of Interchange Financial Services Corporation (IFCJ). On December 9, 2005, Mr. Seidman notified IFCJ that he was nominating two directors to run against the candidates to be proposed by IFCJ at the next annual meeting. On April 13, 2006, IFCJ agreed to be purchased by T.D. Banknorth, Inc. for $23.00 a share in cash, or 2.59 times book value and 23.23 times earnings.

The source of the above ratios is SNL Financial LC. SNL Financial is a nationally recognized company which collects, organizes, and distributes financial data for financial companies.  The Committee has used SNL Financial instead of the ratios provided by individual financial institutions, or its own calculations, because of SNL Financial’s standardized methodology for calculating the ratios in contrast to various methods to calculate the ratios used by different individuals and institutions. The Committee has not independently verified the accuracy of the SNL Financial ratios but believes the information provided by SNL Financial to be accurate and reliable and to be widely utilized in the financial service industry and quoted extensively in financial publications.

There is no guarantee or representation made by Mr. Seidman or the Committee that the Company can be sold for a premium equal to or greater than the premium paid for the commercial banks and thrifts mentioned in this proxy statement. Furthermore, there can be no assurance that the Company could obtain a similar sales price to any of the above companies in the event the Company pursued a sale. There is also no assurance that the Committee Nominee’s election to the Board will, on its own, enhance shareholder value. However, it will send an appropriate message to the Company's management and present Board that the Shareholders desire representation on the Board by significant Shareholders.

ELECTION OF COMMITTEE NOMINEES

When you return the Committee's proxy card, you are only voting for Schechter, Seidman, and Vanaria. Messrs. Schechter, Seidman, and Vanaria have consented to being named in this Proxy statement and have agreed to serve as a Director, if elected. There is no assurance that any of the Company’s nominees will serve if elected with the Committee’s Nominees.

Harold Schechter is 62 years of age and his residence address is 38 Rillo Drive, Wayne, New Jersey 07470. Since January 2005, Mr. Schechter has been Vice President and Chief Financial Officer of Global Design Concepts, Inc., a mid size importer and distributor of accessories and handbags, located at 34 W. 33rd Street, New York, New York. From September 2004, to January 2005, Mr. Schechter was the Chief Financial Officer of Diamond Chemical Inc., a national manufacturer of housekeeping and industrial products.  From May 2001 through September 2004, Mr. Schechter was the Vice President, Chief Operating Officer and Chief Financial Officer of Creative Salon Concepts, a wholesale distributor and retailer of imported and domestic beauty products. For more than five years prior thereto, Mr. Schechter was the Executive Vice President, Chief Operating Officer and Chief Financial Officer for Verdi Travelware Ltd./Monarch Luggage, a mid sized importer and distributor of luggage, accessories and bags. From 2003 to the present, he has been the Director and Chairman of the Audit Committee for Jaclyn, Inc., an American Stock Exchange listed importer and distributor of apparel. Mr. Schechter has been a Certified Public Accountant since 1977.

Lawrence Seidman is 59 years of age and his residence address is 19 Veteri Place, Wayne, New Jersey 07470. He was graduated from Saint Peter’s College in 1969 with a Bachelor of Science degree in Business (concentration in Marketing Management) and from the Washington College of Law with a Jurist Doctor degree in 1973. Mr. Seidman also attended the Georgetown University Tax Masters Program. For more than the past 10 years, Mr. Seidman has been the manager of various investment vehicles, principally involved in the purchase and sale of publicly traded bank and thrift stocks. From November 1991 to December 31, 2005, he was also a consultant, President and General Counsel to Menlo Acquisition Corporation, a holding company for an environmental consulting and remediation company and a laboratory company.

Prior to 1989, Mr. Seidman was an attorney with the Securities and Exchange Commission, an associate in two law firms and the founding member and principal shareholder of his own law firm. Mr. Seidman was the founder and President of the Israel Sports Exchange (1990-Present), a Trustee of the YM-YWHA of North Jersey (1994-Present) and a Member of the Board of Directors of Shomrei Torah (1986-1992). Mr. Seidman’s present business address is 100 Misty Lane, Parsippany, New Jersey 07054.

Raymond Vanaria is 48 years of age and his residence address is 140 Pines Lake Drive East, Wayne, New Jersey 07470. He graduated from Fairleigh Dickinson University in 1980 with a Bachelor of Science degree in accounting and a Master of Business Administration in Finance in 1983. He is a New Jersey licensed Certified Public Accountant. From 1980-1983, he was an accountant with Price Waterhouse. From 1983 to the present, he has been employed by Malesardi, Quackenbush, Swift & Company, LLC, and has been a partner since 1988. He is currently a member of the American Institute of Certified Public Accountants and New Jersey Society of Certified Public Accountants. He was previously a member of the Wayne Boys and Girls Club Board of Trustees (resigned in 2006), Bergen Commercial Bank Accounting Advisory Board (1989 to 1992), Lakeland Bank Advisory Board (2004 to 2006) and St. Mary’s Church Finance Committee (1985 to 2005.) From 1983 to 1991, Mr. Vanaria was an Adjunct Professor of Accounting at Ramapo College of New Jersey.

None of the Committee Nominees has ever been employed by the Company in any capacity or have they ever been a director of the Company.

The members of the Committee have agreed to act in concert; however, they have expressly reserved the right to terminate their agreement to act in concert.

During the last ten (10) years: (i) none of the Committee members has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) none of the Committee members, has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree, or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation with respect to such laws; (iii) the Committee members, other than Berggruen, Chewy, LSBK, SIPII, Broad Park, Schechter and Vanaria, were parties to a civil proceeding which ultimately mandated activities that were subject to federal securities laws. Specifically, a civil action was filed by IBSF, during a proxy contest with certain members of the Committee, in the U.S. District Court. This litigation named the members of the Committee, as Defendants; except, Berggruen, Chewy, LSBK, SIPII, Broad Park, Schechter and Vanaria. The claim was made that three members on the Committee did not make all of the disclosures required by the Securities Exchange Act of 1934. The District Court entered a Judgment dismissing the claims made by IBSF. The Third Circuit Court of Appeals reversed in part, and remanded the matter, determining that two (2) additional disclosures should have been made. Pending the remand, an Amended Schedule 13D was filed making additional disclosures with regard to Seidcal Associates and Kevin Moore concerning the background, biographical and employment information on Brant Cali of Seidcal and Kevin Moore of Federal Holdings, LLC. Thereafter, in April, 1998, the District Court entered a Judgment After Remand which directed the inclusion of these disclosures in the Schedule 13D.

None of the Committee members is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the registrant, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. In addition none of the Committee members or any associates of the Committee members has or within the past year has had any arrangement or understanding with any person (a) with respect to any future employment by the Company or its affiliates; or (b) with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

Mr. Seidman is the manager of SAL, and is the President of the Corporate General Partner of SIP and SIPII and the investment manager for Broad Park, LSBK, Chewy and Berggruen; and, in that capacity, Mr. Seidman has the authority to cause those entities to acquire, hold, trade, and vote these securities. SAL, SIP, SIPII, Broad Park, LSBK, Chewy and Berggruen were all created to acquire, hold, and sell publicly-traded securities. None of these entities was formed to solely acquire, hold, and sell the Company's securities. Each of these entities owns securities issued by one or more companies other than the Company. The members and limited partners in SIP, SIPII, SAL, Broad Park, LSBK, Chewy and Berggruen are all passive investors, who do not - and cannot - directly, or indirectly, participate in the management of these entities, including without limitation proxy contests. Seidman's total compensation is dependent upon the profitability of the operations of these entities, but no provision is made to compensate Seidman solely based upon the profits resulting from transactions from the Company's securities. In SAL, SIP, SIP II, Broad Park, LSBK, Chewy and Berggruen, Seidman receives an annual fee, which is payable quarterly, based upon a valuation of the assets, and he receives a percentage of the profits.

On November 8, 1995, the acting Director of the Office of Thrift Supervision ("OTS") issued a Cease and Desist Order against Seidman ("C & D"), after finding that Seidman recklessly engaged in unsafe and unsound practices in the business of an insured institution. The C & D actions complained of were Seidman's allegedly obstructing an OTS investigation. The C & D ordered him to cease and desist from (i) any attempts to hinder the OTS in the discharge of its regulatory responsibilities, including the conduct of any OTS examination or investigation; and (ii) any attempts to induce any person to withhold material information from the OTS related to the performance of its regulatory responsibilities. The Order also provides that for a period of no less than three (3) years if Seidman becomes an institution-affiliated party of any insured depository institution subject to the jurisdiction of the OTS, to the extent that his responsibilities include the preparation or review of any reports, documents, or other information that would be submitted or reviewed by the OTS in the discharge of its regulatory functions, all such reports, documents, and other information shall, prior to submission to, or review by the OTS, be independently reviewed by the Board of Directors or a duly appointed committee of the Board to ensure that all material information and facts have been fully and adequately disclosed. In addition, a civil money penalty in the amount of $20,812 was assessed. The Company is not an OTS regulated institution and it is Mr. Seidman’s counsel’s opinion that the three year period requiring board review is therefore not applicable.

The voting power over the Company's securities is not subject to any contingencies beyond standard provisions for entities of this nature (i.e., limited partnerships and limited liability companies) which govern the replacement of a manager or a general partner. Specifically, the shares held by each of the named entities are voted in the manner that Seidman elects, in his non-reviewable discretion.

Additional information concerning the Committee is set forth in Appendices A and B hereto. Each of the individuals listed on Appendix A attached hereto is a citizen of the United States.

SOLICITATION; EXPENSES

Proxies may be solicited by the Committee by mail, advertisement, telephone, facsimile, telegraph, and personal solicitation. At this time, the Committee has not determined the use of any advertising in its solicitation, but this decision could be changed dependent upon the actions of the Company. Phone calls will be made to individual Shareholders by all the individual Committee members, and employees of D. F. King & Co. Certain of Seidman’s employees will perform secretarial work in connection with the solicitation of proxies, for which no additional compensation will be paid. Banks, brokerage houses, and other custodians, nominees and fiduciaries will be requested to forward the Committee’s solicitation material to their customers for whom they hold shares and the Committee will reimburse them for their reasonable out-

of-pocket expenses. The Committee has retained D. F. King & Co. to assist in the solicitation of proxies and for related services. The Committee will pay D. F. King & Co. a fee of up to $25,000 and has agreed to reimburse it for its reasonable out-of-pocket expenses. In addition, the Committee has also agreed to indemnify D. F. King & Co. against certain liabilities and expenses, including liabilities and expenses under the federal securities laws. The Securities and Exchange Commission deems such an indemnification to be against public policy. Approximately twenty-five (25) persons will be used by D. F. King & Co. in its solicitation efforts.

The entire expense of preparing, assembling, printing, and mailing this Proxy Statement and related materials and the cost of soliciting proxies will be borne by SAL, SIP, Berggruen, Chewy, LSBK, Broad Park and SIP II. (The Committee does not intend to solicit proxies via the Internet.)

Although no precise estimate can be made at the present time, the Committee currently estimates that the total expenditures relating to the Proxy Solicitation incurred by the Committee will be approximately $50,000, of which $0 has been incurred to date. The Committee intends to seek reimbursement from the Company for those expenses incurred by the Committee, if the Committee's Nominees are elected, but does not intend to submit the question of such reimbursement to a vote of the Shareholders.

For the proxy solicited hereby to be voted, the enclosed WHITE proxy card must be signed, dated, and returned to the Committee, c/o D. F. King & Co. Inc., in the enclosed envelope in time to be voted at the Annual Meeting. If you wish to vote for the Committee Nominees, you must submit the enclosed WHITE proxy card and must NOT submit the Company's proxy card. If you have already returned the Company's proxy card, you have the right to revoke it as to all matters covered thereby and may do so by subsequently signing, dating, and mailing the enclosed WHITE proxy card. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE ANNUAL MEETING. Execution of a WHITE proxy card will not affect your right to attend the Annual Meeting and to vote in person. Any proxy may be revoked as to all matters covered thereby at any time prior to the time a vote is taken by (i) filing with the Secretary of the Company a later dated written revocation; (ii) submitting a duly executed proxy bearing a later date to the Committee or the Company; or (iii) attending and voting at the Annual Meeting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation.

Shares of Common Stock represented by a valid, unrevoked WHITE proxy card will be voted as specified. You may vote for the Committee's Nominees or withhold authority to vote for the Committee's Nominees by marking the proper box on the WHITE proxy card. Shares represented by a WHITE proxy card where no specification has been made will be voted for the Committee's Nominees.
Except as set forth in this Proxy Statement, the Committee is not aware of any other matter to be considered at the Annual Meeting. The persons named as proxies on the enclosed WHITE proxy card will, however, have discretionary voting authority as such proxies regarding any other business that may properly come before the Annual Meeting.

If your shares are held in the name of a brokerage firm, bank, or nominee, only they can vote such shares and only upon receipt of your specific instructions. Accordingly, please return the proxy in the envelope provided to you or contact the person responsible for your account and instruct that person to execute on your behalf the WHITE proxy card.

Only holders of record of Common Stock on the Annual Meeting Record Date will be entitled to vote at the Annual Meeting. If you are a Shareholder of record on the Annual Meeting Record Date, you will retain the voting rights in connection with the Annual Meeting even if you sell such shares after the Annual Meeting Record Date. Accordingly, it is important that you vote the shares of Common Stock held by you on the Annual Meeting Record Date, or grant a proxy to vote such shares on the WHITE proxy card, even if you sell such shares after such date.

The Committee believes that it is in your best interest to elect the Committee's Nominees as Directors at the Annual Meeting. THE COMMITTEE STRONGLY RECOMMENDS A VOTE FOR THE COMMITTEE NOMINEES.

CENTER BANCORP, INC. COMMITTEE TO PRESERVE SHAREHOLDER VALUE.

I M P O R T A N T !!!

If your shares are held in "Street Name," only your bank or broker can vote your shares and only upon receipt of your specific instructions. Please return the proxy provided to you or contact the person responsible for your account and instruct them to vote for the Committee's Nominees on the WHITE proxy card.

If you have any questions, or need further assistance, please call Lawrence Seidman at 973-952-0405, or, our proxy solicitor: D. F. King & Co., Attn: Richard Grubaugh, 48 Wall Street, New York, New York 10005, at (800)735-3591.

APPENDIX A

THE COMMITTEE TO PRESERVE SHAREHOLDER
VALUE AND ITS NOMINEES

The participants who comprise the Committee own in the aggregate 1,294,240 shares of Common Stock and are as follows:

Seidman and Associates, L.L.C. ("SAL"), is a New Jersey limited liability company, organized to invest in securities, whose principal and executive offices are located at 19 Veteri Place, Wayne, New Jersey 07470. Lawrence Seidman is the Manager of SAL and has sole investment discretion and voting authority with respect to such securities.

Seidman Investment Partnership, L.P. ("SIP"), is a New Jersey limited partnership, whose principal and executive offices are located at 19 Veteri Place, Wayne, NJ 07470. Veteri Place Corporation is the sole General Partner of SIP and Lawrence Seidman is the only shareholder director and officer of Veteri Place Corporation. Seidman has sole investment discretion and voting authority with respect to such securities.

Seidman Investment Partnership II, L.P. ("SIPII"), is a New Jersey limited partnership, whose principal and executive offices are located at 19 Veteri Place, Wayne, New Jersey 07470. Veteri Place Corporation is the sole General Partner of SIPII and Lawrence Seidman is the only shareholder director and officer of Veteri Place Corporation. Seidman has sole investment discretion and voting authority with respect to such securities.

Broad Park Investors, L.L.C. (“Broad Park”) is a New Jersey limited liability company, formed, in part, to invest in stock of public companies whose principal and executive offices are located at 80 Main Street, West Orange, New Jersey 07052. Lawrence Seidman has the sole investment discretion and voting authority with respect to such securities until August 31, 2007.

Chewy Gooey Cookies, L.P., (“Chewy”), a Delaware limited partnership liability company formed, in part, to invest in stock of public companies whose principal and executive offices are located at 80 Main Street, West Orange, New Jersey 07052. Cavity, L.L.C. is the general partner of Chewy. Pursuant to the Chewy Letter Agreement, Lawrence Seidman has the sole investment discretion and voting authority with respect to such securities.

Berggruen Holdings North America Ltd., (“Berggruen”). Berggruen is a British Virgin Island corporation and a wholly owned subsidiary of Berggruen Holdings Ltd., a British Virgin Islands corporation. All of the shares of Berggruen Holdings Ltd. are owned by Tarragona Trust, a British Virgin Island trust. The trustee of Tarragona Trust is Maitland Trustees Limited, a British Virgin Island corporation. The principal business activity of Berggruen Holdings North America Ltd. is that of a private investment company engaging in the purchase and sale of securities for its own account. The address of the principal office of Berggruen Holdings North America Ltd. is 1114 Avenue of the Americas, Forty First Floor, New York, New York 10036. Pursuant to the Berggruen Letter Agreement, Lawrence Seidman has the sole investment discretion and voting authority with respect to the securities disclosed herein.

LSBK06-08, L.L.C, (“LSBK”), is a New Jersey limited liability company, formed, in part, to invest in stock of public companies whose principal and executive offices are located at 10 Hill Hollow Road, Watchung, New Jersey 07069. Lawrence Seidman has the sole investment discretion and voting authority with respect to such securities until December 31, 2008.

Lawrence Seidman is a private investor with discretion over certain client accounts and he is the Manager of SAL, the President of the Corporate General Partnership SIP and SIPII and the investment manager of Broad Park, LSBK, Chewy and Berggruen. See “Election of Committee Nominees” for complete resume.

Harold Schechter is a Certified Public Accountant and private investor with sole discretion on all shares he and his wife own. See “Election of Committee Nominees” for complete resume.

Raymond Vanaria is Certified Public Accountant and private investor with sole discretion on all shares he and his wife own. See “Election of Committee Nominees” for complete resume.

The following sets forth the name, business address, and the number of shares of Common Stock of the Company beneficially owned as of March 21, 2007, by each of the Committee Members [The actual stock purchase transactions are set forth on Exhibit B.]

Name Class	Business Address	Number of Shares of Common Stock Beneficially Owned & Owned in Record Name	Percent of
1. Seidman and Associates, LLC (SAL)	Lanidex Center 100 Misty Lane Parsippany, NJ 07054	206,380	1.56%
2. Seidman Investment Partnership, LP (SIP)	19 Veteri Place Wayne, NJ 07470	206,064	1.56%
3. Seidman Investment Partnership II, LP (SIPII)	19 Veteri Place Wayne, NJ 07470	244,183	1.84%
4. Lawrence Seidman and discretionary clients (1)	19 Veteri Place Wayne, NJ 07470	1,286,890	9.71%
5. Berggruen Holdings North America, Ltd. (Berggruen)	1114 Avenue of the Americas, 41st Fl. New York, NY 10036	244,500	1.85%
6. Broad Park Investors, LLC (Broad Park)	80 Main St. W. Orange, NJ 07052	142,999	1.08%
7. Chewy Gooey Cookies, LP (Chewy)	80 Main St. W. Orange, NJ 07052	101,501	(3)
8. LSBK06-08, LLC (LSBK)	10 Hollow Hill Road Watchung, NJ 07069	65,600	(3)
9. Raymond Vanaria (2)	140 Pines Lake Dr. East Wayne, NJ 07470	7,150	(3)
10. Harold Schechter (2)	38 Rillo Drive Wayne, NJ 07470	200	(3)

------------------
(1) Includes all shares owed by SAL, SIP, SIPII, Berggruen, Chewy, LSBK, and Broad Park.
(2) The individual has sole voting and dispositive power for the shares he owns.
(3) Less than 1%.

Seidman may be deemed to have sole voting power and dispositive power as to 1,286,890 shares beneficially owned by SAL, SIP, SIP II, Berggruen, Chewy, LSBK, and Broad Park and his discretionary clients. On November 8, 1995, the acting director of the Office of Thrift Supervision (OTS) issued a Cease and Desist Order against Seidman ("C & D") after finding that Seidman recklessly engaged in unsafe and unsound practices in the business of an insured institution. The C & D actions complained of were Seidman's allegedly obstructing an OTS investigation. The C & D ordered him to cease and desist from (i) any attempts to hinder the OTS in the discharge of its regulatory responsibilities, including the conduct of any OTS examination or investigation; and (ii) any attempts to induce any person to withhold material information from the OTS related to the performance of its regulatory responsibilities. The Order also provides that for a period of no less than three (3) years if Seidman becomes an institution-affiliated party of any insured depository institution subject to the jurisdiction of the OTS, to the extent that his responsibilities include the preparation or review of any reports, documents, or other information that would be submitted or reviewed by the OTS in the discharge of its regulatory functions, all such reports, documents, and other information shall, prior to submission to, or review by the OTS, be independently reviewed by the Board of Directors or a duly appointed committee of the Board to ensure that all material information and facts have been fully and adequately disclosed. In addition, a civil money penalty in the amount of $20,812 was assessed.

EXHIBIT B

Entity	Date Purch	Cost per Share	Cost	Shares
SAL	7/28/2005	11.0500	251,940.00	22,800
SAL	8/2/2005	11.0500	-33,172.10	-3,002
SAL	8/5/2005	11.0500	-41,990.00	-3,800
SAL	8/10/2005	11.0500	-33,592.00	-3,040
SAL	8/16/2005	11.0500	-10,077.60	-912
SAL	8/17/2005	11.0500	-23,514.40	-2,128
SAL	12/19/2005	10.8016	136,100.00	12,600
SAL	12/20/2005	10.8048	45,380.00	4,200
SAL	12/29/2005	10.8280	7,731.20	714
SAL	2/2/2006	11.1038	57,740.00	5,200
SAL	2/17/2006	11.3015	146,920.00	13,000
SAL	4/18/2006	12.0353	427,552.72	35,525
SAL	5/24/2006	13.0413	26,082.60	2,000
SAL	5/26/2006	13.0100	923.71	71
SAL	6/22/2006	13.5184	878,696.50	65,000
SAL	7/31/2006	14.1660	17,707.50	1,250
SAL	11/29/2006	15.6600	31,320.00	2,000
SAL	12/8/2006	15.8025	126,420.00	8,000
SAL	12/26/2006	15.8000	662,051.60	41,902
SAL	3/21/2007	15.3273	76,636.50	5,000
Total			2,750,856.23	206,380

SIP	7/28/2005	11.0500	159,120.00	14,400
SIP	8/2/2005	11.0500	-20,950.80	-1,896
SIP	8/5/2005	11.0500	-26,520.00	-2,400
SIP	8/10/2005	11.0500	-21,216.00	-1,920
SIP	8/16/2005	11.0500	-6,364.80	-576
SIP	8/17/2005	11.0500	-14,851.20	-1,344
SIP	12/19/2005	10.8024	90,740.00	8,400
SIP	12/20/2005	10.8071	30,260.00	2,800
SIP	12/29/2005	10.8420	5,160.80	476
SIP	1/3/2006	10.9573	11,297.00	1,031
SIP	2/2/2006	11.1042	53,300.00	4,800
SIP	2/17/2006	11.3017	135,620.00	12,000
SIP	4/18/2006	12.0354	368,582.69	30,625
SIP	5/26/2006	13.0100	19,723.16	1,516
SIP	6/22/2006	13.5184	878,696.50	65,000
SIP	7/31/2006	14.1660	17,707.50	1,250
SIP	12/6/2006	15.7443	83,444.79	5,300
SIP	12/8/2006	15.8027	118,520.00	7,500
SIP	12/14/2006	15.7858	78,929.00	5,000
SIP	12/26/2006	15.8040	79,020.00	5,000
SIP	12/26/2006	15.8000	696,811.60	44,102
SIP	3/21/2007	15.3273	76,636.50	5,000
Total			2,813,666.74	206,064

SIPII	7/28/2005	11.0500	86,190.00	7,800
SIPII	8/2/2005	11.0500	-11,348.35	-1,027
SIPII	8/5/2005	11.0500	-14,365.00	-1,300
SIPII	8/10/2005	11.0500	-11,492.00	-1,040
SIPII	8/16/2005	11.0500	-3,447.60	-312
SIPII	8/17/2005	11.0500	-8,044.40	-728
SIPII	12/19/2005	10.8044	48,620.00	4,500
SIPII	12/20/2005	10.8133	16,220.00	1,500
SIPII	12/21/2005	10.7900	10,790.00	1,000
SIPII	12/29/2005	10.8784	2,774.00	255
SIPII	2/2/2006	11.1007	297,500.00	26,800
SIPII	2/15/2006	11.2237	63,975.14	5,700
SIPII	2/17/2006	11.3003	757,120.00	67,000
SIPII	3/14/2006	11.2631	72,084.00	6,400

EXHIBIT B

Entity	Date Purch	Cost per Share	Cost	Shares
SIPII	4/18/2006	12.0352	471,780.24	39,200
SIPII	5/12/2006	13.0514	56,238.40	4,309
SIPII	5/17/2006	13.1500	4,904.95	373
SIPII	5/18/2006	13.0560	13,055.95	1,000
SIPII	5/22/2006	13.0600	26,120.00	2,000
SIPII	5/23/2006	13.0557	45,695.00	3,500
SIPII	5/26/2006	13.0100	3,291.53	253
SIPII	6/22/2006	13.5184	811,106.00	60,000
SIPII	12/8/2006	15.8017	189,620.00	12,000
SIPII	3/21/2007	15.3273	76,636.50	5,000
Total			3,005,024.36	244,183

Broad Park	7/28/2005	11.0500	33,150.00	3,000
Broad Park	8/2/2005	11.0500	-4,364.75	-395
Broad Park	8/5/2005	11.0500	-5,525.00	-500
Broad Park	8/10/2005	11.0500	-4,420.00	-400
Broad Park	8/16/2005	11.0500	-1,326.00	-120
Broad Park	8/17/2005	11.0500	-3,094.00	-280
Broad Park	12/19/2005	10.8133	16,220.00	1,500
Broad Park	12/20/2005	10.8400	5,420.00	500
Broad Park	12/29/2005	11.0353	938.00	85
Broad Park	2/2/2006	11.1143	15,560.00	1,400
Broad Park	2/17/2006	11.3057	39,570.00	3,500
Broad Park	4/18/2006	12.0380	73,732.54	6,125
Broad Park	5/23/2006	13.0500	45,675.00	3,500
Broad Park	6/22/2006	13.5184	1,081,468.00	80,000
Broad Park	12/8/2006	15.8019	165,920.00	10,500
Broad Park	12/26/2006	15.8000	467,427.20	29,584
Broad Park	3/21/2007	15.3273	76,636.50	5,000
Total			2,002,987.49	142,999

Chewy	4/17/2006	11.8100	295,250.00	25,000
Chewy	4/18/2006	11.9300	40,562.00	3,400
Chewy	4/19/2006	12.6400	80,908.64	6,401
Chewy	4/20/2006	12.9870	866,232.90	66,700
Total			1,282,953.54	101,501

LSBK	1/9/2007	15.8120	158,120.00	10,000
LSBK	1/25/2007	15.5500	12,440.00	800
LSBK	1/26/2007	15.5553	59,110.00	3,800
LSBK	1/30/2007	15.5525	122,865.00	7,900
LSBK	2/14/2007	15.7540	78,770.00	5,000
LSBK	2/16/2007	15.7516	196,895.00	12,500
LSBK	2/20/2007	15.5667	18,680.00	1,200
LSBK	2/27/2007	15.5534	91,765.00	5,900
LSBK	3/5/2007	15.5600	31,120.00	2,000
LSBK	3/14/2007	15.4633	23,195.00	1,500
LSBK	3/20/2007	15.3720	153,700.00	10,000
LSBK	3/21/2007	15.3273	76,636.50	5,000
Total			1,023,296.50	65,600

Berggruen	3/15/2006	11.3500	283,750.00	25,000
Berggruen	4/18/2006	12.0349	1,474,270.75	122,500
Berggruen	6/22/2006	13.5184	1,081,468.00	80,000
Berggruen	12/8/2006	15.8000	189,600.00	12,000
Berggruen	3/21/2007	15.3273	76,616.50	5,000
Total			3,105,705.25	244,500

Seidman & Clients	6/14/2006	13.0000	667,472.00	51,344
Seidman & Clients	6/9/2006	13.3798	2,675.95	200
Seidman & Clients	6/12/2006	13.2006	132,005.95	10,000
Seidman & Clients	3/15/2006	11.7900	1,179.00	100
Seidman & Clients	4/7/2006	11.9040	17,856.00	1,500
Seidman & Clients	4/19/2006	12.6642	17,970.54	1,419

EXHIBIT B

Entity	Date Purch	Cost per Share	Cost	Shares
Seidman & Clients	6/23/2006	14.0370	133,351.50	9,500
Seidman & Clients	6/27/2006	13.8680	13,867.99	1,000
Seidman & Clients	4/19/2006	12.6800	1,268.00	100
Seidman & Clients	3/24/2006	11.4809	5,740.45	500
Total			993,387.38	75,663

Schechter & Family*	6/8/2006	13.4498	2,689.95	200
Total			2,689.95	200

Vanaria & Family**	4/19/2006	12.2638	49,055.25	4,000
Vanaria & Family**	4/20/2006	13.1105	6,555.25	500
Vanaria & Family**	4/20/2006	13.0553	13,055.25	1,000
Vanaria & Family**	4/20/2006	13.2715	2,654.29	200
Vanaria & Family**	4/20/2006	13.1105	6,555.25	500
Vanaria, Raymond	6/19/2006	13.3743	2,674.85	200
Vanaria, Raymond	6/23/2006	14.0737	10,555.25	750
Total			91,105.39	7,150

*These shares are owned jointly with Mr. Schechter’s wife. Mr. Schechter has sole dispositive and voting discretion regarding these shares.

**These shares are owned by Mr. Vanaria’s wife and children. Mr. Vanaria has sole dispositive and voting discretion regarding these shares.

P R O X Y

THIS PROXY IS SOLICITED IN OPPOSITION TO THE BOARD OF DIRECTORS OF CENTER BANCORP, INC. BY THE COMMITTEE TO PRESERVE SHAREHOLDER VALUE.

ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Lawrence Seidman, Harold Schechter or Raymond Vanaria with full power of substitution as proxy for the undersigned, to vote all shares of common stock, of Center Bancorp, Inc.,(the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 15, 2007, or any adjournment(s) or postponement(s) thereof (the "Meeting"), as follows:

1. ELECTION OF DIRECTORS - To elect

LAWRENCE SEIDMAN   HAROLD SCHECHTER   RAYMOND VANARIA

-- FOR -- WITHHOLD   -- FOR -- WITHHOLD    -- FOR -- WITHHOLD

To withhold authority to vote for the election of Lawrence Seidman, Harold Schechter or Raymond Vanaria, write the respective name(s) in the following space(s) or withhold authority for any by placing an X next to Withhold.

The Committee intends to use this proxy to vote for one person who has been nominated by the Company to serve as a director other than the Company Nominees noted below. You should refer to the Company’s proxy statement and form of proxy distributed by the Company for the names, backgrounds, qualifications, and other information concerning the Company’s Nominees. The Committee is NOT seeking authority to vote for and will NOT exercise any authority for John J. Davis, Donald G. Kein and Norman F. Schroeder, three of the Company’s four Nominees. There is no assurance that any of the Company’s Nominee will serve if elected with the Committee’s Nominees. You may withhold authority to vote for an additional Company Nominee, by writing the name of the Company Nominee in the following space below:

IMPORTANT: PLEASE SIGN AND DATE ON THE REVERSE SIDE.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder. Unless otherwise specified, this proxy will be voted "FOR" the election of the Committee's Nominees as a Director. This proxy revokes all prior proxies given by the undersigned.

In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting, or any adjournments or postponements thereof, as provided in the proxy statement provided herewith.

Please sign exactly as your name appears hereon or on your proxy cards previously sent to you. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporation name by the President or other duly authorized officer. If a partnership, please sign in partnership name by authorized person. This proxy card votes all shares held in all capacities.

                                                    Dated:___________________________________

                                                    _________________________________________
                                                                            (Signature)
                                                    _________________________________________
                                                                     (Signature, if jointly held)

                                                    Title: ____________________________________

PLEASE SIGN, DATE, AND MAIL THIS PROXY CARD TODAY.